EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 177 to Registration Statement No. 002-27962 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Special Investment Trust (the “Trust”), and the Portfolios listed on the attached Schedule A, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2018

Schedule A

Eaton Vance Special Investment Trust

Report Date	Fund Name
December 15, 2017	Eaton Vance Multi-Sector Income Fund
December 22, 2017	Eaton Vance Commodity Strategy Fund
December 22, 2017	Eaton Vance Short Duration Inflation-Protected Income Fund (formerly Eaton Vance Short Duration Real Return Fund)

Portfolio financial statements that are included in one or more of the above Funds’ annual reports for the year ending October 31, 2017:

Report Date	Portfolio Name
December 15, 2017	Multisector Income Portfolio
December 22, 2017	Global Macro Absolute Return Advantage Portfolio